     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1994
                             SUBJECT TO AMENDMENT
                                                      REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                      SAVANNAH ELECTRIC AND POWER COMPANY
            (Exact name of registrant as specified in its charter)
                GEORGIA                              58-0418070
    (State or other jurisdiction of              (I.R.S. Employer
    incorporation or organization)               Identification No.)
                               ----------------
                             600 BAY STREET, EAST
                            SAVANNAH, GEORGIA 31401
                                (912) 232-7171
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
            KIRBY R. WILLIS                   E. POMEROY WILLIAMS, ESQ.
    Vice President, Treasurer and              Bouhan, Williams & Levy
       Chief Financial Officer                   The Armstrong House
  Savannah Electric and Power Company              447 Bull Street
         600 Bay Street, East                  Savannah, Georgia 31401
        Savannah, Georgia 31401                    (912) 236-2491
            (912) 232-7171
(Name, address, including zip code, and telephone number, including area code, of agents for service)
                               ----------------
 The Commission is requested to mail signed copies of all orders, notices and communications to:
            W. L. WESTBROOK                         JOHN F. YOUNG
       Executive Vice President                    Vice President
    Southern Company Services, Inc.        Southern Company Services, Inc.
       64 Perimeter Center East              One Wall Street, 42nd Floor
        Atlanta, Georgia 30346                  New York, N.Y. 10005
                            JOHN D. MCLANAHAN, ESQ.
                               Troutman Sanders
                          600 Peachtree Street, N.E.
                                  Suite 5200
                          Atlanta, Georgia 30308-2216
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
                               ----------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF                    MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE        AMOUNT TO   OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         BE REGISTERED   PER UNIT*      PRICE*        FEE
- -------------------------------------------------------------------------------
 First Mortgage Bonds
 Preferred Stock (Par
 Value of up to $100 Per
  Share)                   $60,000,000       100%      $60,000,000   $20,690

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
* These figures have been arbitrarily assumed solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
  The within Prospectus contains the information required by Rule 429 of the Commission under the Securities Act of 1933 with respect to $5,000,000 of First Mortgage Bonds of the registrant remaining unsold under Registration Statement No. 33-45757.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                            SUBJECT TO COMPLETION
                       DATE OF ISSUANCE MARCH 4, 1994

PROSPECTUS
- ----------


                      SAVANNAH ELECTRIC AND POWER COMPANY

                              FIRST MORTGAGE BONDS

                                PREFERRED STOCK

                                 ------------

  Savannah Electric and Power Company (the "Company") may sell its First Mortgage Bonds (the "new First Mortgage Bonds") and Preferred Stock (which may have a par value of up to $100 per share) (the "new Preferred Stock") aggregating up to $65,000,000 in principal amount or par value, as the case may be, in one or more transactions. See "Plan of Distribution."

  An accompanying Prospectus Supplement (the "Prospectus Supplement") will set forth the original principal amount, maturity date, interest rate provisions, redemption provisions and other terms of each series of the new First Mortgage Bonds and the number of shares, par value per share, dividend rate provisions, redemption provisions and other terms of each series of the new Preferred Stock.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

Dated: March  , 1994

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES OF THIS PROSPECTUS AND ANY SUCH PROSPECTUS SUPPLEMENT.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES HEREBY OFFERED OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the offices of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Suite 1400, Chicago, Ill.; and 13th Floor, Seven World Trade Center, New York, N.Y. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. A series of the Company's Preferred Stock is listed on the New York Stock Exchange, and reports and other information concerning the Company can be inspected at the office of such Exchange.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

    1. Annual Report on Form 10-K for the year ended December 31, 1992.

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.

    3. Current Reports on Form 8-K dated February 12, 1993, July 22, 1993, November 9, 1993 and February 16, 1994.

  All documents subsequently filed by the Company with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO LAVONNE CALANDRA, SECRETARY, SAVANNAH ELECTRIC AND POWER COMPANY, 600 BAY STREET, EAST, SAVANNAH, GEORGIA 31401, (912) 238-2249.

                              SELECTED INFORMATION

  The following material, which is presented herein solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated herein by reference or elsewhere in this Prospectus, is qualified in its entirety by reference thereto and, therefore, should be read together therewith.

                      SAVANNAH ELECTRIC AND POWER COMPANY

Business..................................... Generation, transmission, distribution and sale of electric
                                              energy.
Service Area................................. Approximately 2,000 square miles comprising the City of Savannah,
                                              Georgia and portions of the sur-
                                              rounding five-county area
Service Area Population...................... Approximately 250,000
Customers at December 31, 1993............... 114,760
Generating Capacity at December 31, 1993
 (kilowatts)................................. 627,631
Sources of Generation during 1993 (kilowatt-
 hours)...................................... Coal (83%); Oil and Gas (17%)
Sources of Generation Estimated for 1994
 (kilowatthours)............................. Coal (96%); Oil and Gas (4%)

                         SELECTED FINANCIAL INFORMATION

                                                                        12 MONTHS
                                                                          ENDED
                                   YEAR ENDED DECEMBER 31,             JANUARY 31,
                         --------------------------------------------      1994
                           1989     1990     1991     1992     1993   (UNAUDITED)(1)
                         -------- -------- -------- -------- -------- --------------
                                         (THOUSANDS, EXCEPT RATIOS)
Operating Revenues(2)... $201,799 $205,635 $189,646 $197,761 $218,442    $222,679
Income Before Interest
 Charges................  $42,119  $41,153  $38,243  $33,901  $34,677     $36,072
Net Income After
 Dividends on Preferred
 Stock..................  $25,535  $26,254  $24,030  $20,512  $21,459     $22,702
Ratio of Earnings to
 Fixed Charges(3).......     3.97     4.28     4.13     3.88     4.00        4.10
Ratio of Earnings to
 Fixed Charges Plus
 Preferred Dividend
 Requirements (Pre-
 Income Tax Basis)(4)...     3.16     3.47     3.36     3.12     3.15        3.23

                                CAPITALIZATION AS OF
                                 DECEMBER 31, 1993
                          --------------------------------
                          (THOUSANDS, EXCEPT PERCENTAGES)
                            ACTUAL       AS ADJUSTED(5)
                          ----------- --------------------
Common Stock Equity.....   $154,269    $154,269     38.0%
Cumulative Preferred
 Stock..................     35,000      35,000      8.6
Long-Term Debt..........    151,338     216,338     53.4
                           --------    --------    -----
Total, excluding amounts
 due within one year....   $340,607    $405,607    100.0%
                           ========    ========    =====

- --------

(1) See "Recent Results of Operations" herein.

(2) "Operating Revenues" for the years ended December 31, 1989 and 1990 include amounts relating to certain energy sales (including sales to affiliates) that formerly were classified as purchased and interchanged power, net. Such amounts were reclassified to "Operating Revenues" effective December 31, 1991 in accordance with current accounting requirements of the Federal Energy Regulatory Commission.

(3) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Income Before Interest Charges" all income taxes deducted therefrom and the debt portion of allowance for funds used during construction and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.

(4) In computing this ratio, "Preferred Dividend Requirements" represent the before income tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

(5) Assumes the sale of $65,000,000 of new First Mortgage Bonds and no corresponding redemptions or other retirements of outstanding securities.

                      SAVANNAH ELECTRIC AND POWER COMPANY

  The Company is a wholly-owned subsidiary of The Southern Company, a holding company registered under the Public Utility Holding Company Act of 1935, as amended. The Company was incorporated on August 5, 1921, under the laws of the State of Georgia. The Company is engaged in the generation and purchase of electricity and the distribution and sale of electricity at retail and, as a member of the Southern electric system power pool, the transmission and sale of wholesale energy. The Company has approximately 115,000 customers in a five-county area in Eastern Georgia containing approximately 2,000 square miles, including the City of Savannah and its environs, most of Chatham County, most of Effingham County, and portions of Bryan, Bulloch and Screven Counties. The Company's service area has a population of approximately 250,000 with approximately 94% of the Company's customers located in metropolitan Savannah. The City of Savannah is one of the largest general cargo ports, and a leading foreign trade port, on the South Atlantic Coast. The principal executive offices of the Company are located at 600 Bay Street, East, Savannah, Georgia 31401, and its telephone number is (912) 232-7171.

                                USE OF PROCEEDS

  Except as may be otherwise described in a Prospectus Supplement, the proceeds from the sale of the new First Mortgage Bonds and the new Preferred Stock will be used in connection with the Company's ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

                          RECENT RESULTS OF OPERATIONS

  For the twelve months ended January 31, 1994, "Operating Revenues", "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were $222,679,000, $36,072,000 and $22,702,000, respectively. In the opinion of the management of the Company, the above amounts for the twelve months ended January 31, 1994 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the twelve months ended January 31, 1994 were 4.10 and 3.23, respectively.

                            DESCRIPTION OF NEW BONDS

  The new First Mortgage Bonds may be issued and sold by the Company in one or more series. In the following description, references to the "new Bonds" and the "new Supplemental Indenture" (as hereinafter defined) are to new First Mortgage Bonds of the particular series referred to in the Prospectus Supplement and the new Supplemental Indenture pursuant to which such series is issued.

  General: The new Bonds will be issued as a new series of first mortgage bonds under and secured by the Company's Indenture of Mortgage dated as of March 1, 1945, as supplemented and modified by indentures supplemental thereto, including a supplemental indenture to be dated as of the first day of the calendar month during which the new Bonds are issued (the "new Supplemental

Indenture") creating the new Bonds (such Indenture of Mortgage as so supplemented and modified being hereinafter called the "Mortgage"), between the Company and NationsBank of Georgia, National Association (the "Trustee"). The bonds of all series issued or which may be issued under the Mortgage are hereinafter referred to as the "Bonds."

  The statements herein concerning the new Bonds, the Bonds, the Mortgage and the new Supplemental Indenture constitute only an outline of such instruments and do not purport to be complete descriptions thereof. They are qualified in their entirety by reference to the Mortgage for complete statements and for the definitions of various terms. Copies of the instruments constituting the Mortgage are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and reference is made thereto for further information.

  The new Bonds will mature on the date shown in their title set forth in the Prospectus Supplement.

  The new Bonds will be issuable only as fully registered bonds, without coupons, in denominations of $1,000 or any multiple thereof or in such other denominations as set forth in the Prospectus Supplement. Principal is payable at the principal office of the Trustee in Atlanta, Georgia, and in New York, New York, at the agency office of the Trustee, except that, in case of the redemption as a whole at any time of the new Bonds, the Company may designate in the redemption notice other offices or agencies at which, at the option of the holders, new Bonds may be surrendered for redemption and payment. New Bonds will be exchangeable for a like aggregate principal amount of new Bonds of other authorized denominations, and will be transferable, at the principal office of the Trustee in Atlanta, Georgia, or at the agency office of the Trustee in New York, New York, without payment of any charge other than for any stamp tax or other governmental charge incident thereto.

  Except as otherwise may be indicated in the Prospectus Supplement, there are no provisions of the Mortgage which are specifically intended to afford holders of the new Bonds protection in the event of a highly leveraged transaction involving the Company.

  Interest Rate Provisions: The Prospectus Supplement will set forth the interest rate provisions of the new Bonds, including the payment dates, the record dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic interest rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement).

  Redemption Provisions: The redemption provisions applicable to the new Bonds will be described in the Prospectus Supplement.

  Kind and Priority of Lien: In the opinion of general counsel for the Company, the new Bonds will be secured equally and ratably with all other Bonds by a valid and direct first mortgage on the Company's bondable public utility property, and on its franchises and permits, except as stated below, and subject only to permitted encumbrances and the prior lien of the Trustee for compensation and expenses. The Mortgage permits the Company to acquire bondable public utility property subject to certain prior liens. The Mortgage requires that there shall be subjected to the lien thereof (except as to property of the character expressly exempt and subject to certain limitations in cases of mergers and consolidations) all property which the Company may hereafter acquire.

  There are excepted from the lien of the Mortgage: cash, accounts receivable, fuel, automobiles, trucks, etc., and office equipment, contracts, other choses in action, and securities, unless specifically mortgaged and pledged or expressly required so to be; goods, merchandise and appliances held for sale; materials and supplies; oil, coal and other minerals (except gas) underlying mortgaged lands; and all other property which is not bondable public utility property.

  Restrictions on Common Stock Dividends: So long as any of the Company's First Mortgage Bonds, 6 3/8% Series due July 1, 2003, or 7.40% Series due July 1, 2023, are outstanding, cash dividends may not be paid or distributions be made on common stock (except where an equal amount is concurrently repaid as a capital contribution or as the purchase price of common stock) or common stock be purchased in an aggregate amount which would exceed earned surplus accumulated after June 30, 1993, plus earned surplus accumulated prior to July 1, 1993 in an amount not exceeding $35,000,000, plus such additional amount as shall be authorized or approved by the SEC, or any successor commission, under the Public Utility Holding Company Act of 1935, as amended. There are various other dividend restrictions in the Mortgage which remain in effect so long as bonds of other series are outstanding.

  Any restrictions on dividends and distributions on common stock in the new Supplemental Indenture will be set forth in the Prospectus Supplement.

  See also "Description of New Stock--Restrictions on Junior Stock Dividends" herein.

  Improvement Fund: The Company covenants to pay to the Trustee each year, as an improvement fund, cash (less certain credits) in an amount equal to the minimum provision for depreciation (i.e., 2 1/2% of the book cost in the case of the bondable electric public utility property and 2% in the case of other depreciable bondable public utility property owned by the Company, or, after the Bonds of all series created prior to November 1, 1988 cease to be outstanding, 2% with respect to all such property). In lieu of cash, credit may be taken for (i) Bonds or retired Bonds, or (ii) property additions, or (iii) retired prior lien debt and expenditures for acquisition of or improvements to bondable public utility property subject to prior liens, within specified limitations, and cash deposited may later be withdrawn against any such credit or may, at the election of the Company, be used to redeem Bonds of any series at the special redemption price then applicable to such Bonds or to purchase Bonds of any series at an amount not exceeding such price. The Company will covenant in the new Supplemental Indenture that it will not, in any calendar year, redeem new Bonds by application of cash in the improvement fund in a principal amount which would exceed 1% of the initial aggregate principal amount of the new Bonds.

  Sinking Fund: Pursuant to the new Supplemental Indenture, the annual sinking fund requirement applicable to the new Bonds, which must be satisfied on or before June 1 in each year, will be equal to 1% of the aggregate principal amount of new Bonds authenticated and delivered prior to the preceding January 1 (less new Bonds retired directly or indirectly as a result of the release of property). The sinking fund requirement may be satisfied in cash, in principal amount of Bonds or to the extent of 60% of unfunded available additions. Any cash so deposited is to be used by the Trustee for the redemption (in the case of the new Bonds, at the Special Redemption Price) or other retirement of Bonds of such series as may be designated by the Company or may be withdrawn to the extent of 60% of available additions and 100% of available Bond retirements.

  The Company will covenant in the new Supplemental Indenture that it will not, in any year prior to the fifth calendar year after the new Bonds are initially issued, redeem new Bonds through the operation of the sinking fund provisions in a principal amount which would exceed the sinking fund requirement attributable to the new Bonds. The principal amount of new Bonds which may be redeemed through the operation of the sinking fund provisions in any year subsequent to the fourth calendar year after the new Bonds are initially issued will not be so limited.

  Maintenance and Properties: The Mortgage requires periodic inspections and reports by an independent engineer as to maintenance and property retirements.

  Issuance of Additional Bonds and Withdrawal of Cash Deposited Against such
Issuance: The principal amount of Bonds which may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of (1) 60% of unfunded available additions; (2) deposit of cash; and (3) retirement of Bonds. With certain exceptions in the case of (3) above, the issuance of Bonds is subject to net earnings available for interest for 12 consecutive months out of the preceding 15 months having been at least 2 1/2 times the annual interest requirements on all Bonds and all prior lien debt to be outstanding. Cash deposited with the Trustee pursuant to (2) above may be withdrawn to the extent of 60% of available additions and 100% of available Bond retirements.

  Release and Substitution of Property: Property subject to the lien of the Mortgage may (subject to exceptions and limitations contained therein) be released only upon the substitution of cash (or in lieu thereof available Bond retirements) or certain other property.

  Modification of Mortgage and Waiver of Default: The Mortgage currently provides that, with the consent of 75% of the Bonds, including not less than 60% of each series affected, the Company and the Trustee may modify the rights of the bondholders. In general, no modification of the terms of payment of principal, premium or interest and no modification permitting additional prior or parity liens or reducing the percentage required for modification is effective against any bondholder without such bondholder's consent. Uncured defaults (except in payment of principal, premium or interest) may be waived by 75% of the Bonds (including 60% of the Bonds of each series affected).

  After the Bonds of all series created prior to November 1, 1988 cease to be outstanding, the Mortgage may be modified with the consent of a majority of the Bonds which would be affected by the action proposed to be taken and uncured defaults may be waived by a majority of the Bonds.

  The Ninth Supplemental Indenture to the Mortgage provides for the modification of the net earnings that must be available for interest for the issuance by the Company of additional first mortgage bonds by requiring that the net earnings available for interest for 12 months out of the preceding 15 months must have been 2 times (rather than 2 1/2 times) the annual interest requirements on all first mortgage bonds to be outstanding. The Ninth Supplemental Indenture provides that such modification shall become effective without the consent of the holders of any series of the Company's first mortgage bonds created after the date of such Ninth Supplemental Indenture (including the new Bonds) either when all first mortgage bonds issued prior to such Ninth Supplemental Indenture shall cease to be outstanding or when the holders of not less than 75% in principal amount of such outstanding first mortgage bonds, including the consent of the holders of not less than 60% in principal amount of each series of such outstanding first mortgage bonds, shall consent to such modification.

  Concerning the Trustee: In the normal course of its business the Company utilizes many of the banking services offered by the Trustee including such services as the making of short-term loans and acting as depositary and trustee for the Company's pension plan.

  A majority of the Bonds is necessary to require the Trustee to exercise any remedy under the Mortgage; the Trustee is entitled to receive reasonable indemnity and under certain circumstances is not required to act.

  Defaults: A default is currently defined as (a) failure to pay principal or premium when due, (b) failure to pay interest for 30 days after becoming due with respect to the Bonds of the 4 5/8% Series due April 1, 1994, or failure to pay interest for 60 days with respect to subsequent series of Bonds, (c) failure to satisfy sinking, improvement or any analogous fund payments for 60 days after becoming due with respect to the Bonds of the 4 5/8% Series due April 1, 1994, or failure to satisfy the sinking fund requirement for 90 days with respect to subsequent series of Bonds, (d) failure to observe covenants, conditions or agreements as to sale of part or all of the trust estate, or to merge, consolidate, or lease the trust estate otherwise than in accordance with Mortgage provisions, (e) failure for 60 days after notice to observe other covenants or conditions (including the payment of, and the compliance with the covenants, conditions and obligations with respect to, all other indebtedness of the Company), (f) entry of an order for reorganization or appointment of a trustee or receiver and continuance of such order or appointment unstayed for 60 days, (g) certain adjudications, petitions or consents in bankruptcy, insolvency or reorganization proceedings, and (h) rendering of a judgment in excess of $100,000 for payment of moneys and its continuance unsatisfied or unstayed for 60 days.

  After the Bonds of all series created prior to November 1, 1988 cease to be outstanding, a default will be defined as (a) failure to pay principal or premium when due, (b) failure to pay interest for 60 days after becoming due,
(c) failure to satisfy sinking, improvement or any analogous fund payments for 90 days after becoming due, (d) failure to observe covenants, conditions or agreements as to sale of part or all of the trust estate, or to merge, consolidate, or lease the trust estate otherwise than in accordance with Mortgage provisions, (e) failure for 90 days after notice to observe other covenants or conditions, (f) entry of an order for reorganization or appointment of a trustee or receiver and continuance of such order or appointment unstayed for 60 days, and (g) certain adjudications, petitions or consents in bankruptcy, insolvency or reorganization proceedings.

  The Mortgage requires the filing with the Trustee of an annual officers' certificate as to the absence of defaults.

                            DESCRIPTION OF NEW STOCK

  The new Preferred Stock may be issued and sold by the Company in one or more classes (constituting series of Preferred Stock). In the following description, references to the "new Stock" are to new Preferred Stock of the particular series referred to in the Prospectus Supplement.

  General: The new Stock is to be created by amendment to the Charter of the Company. The statements herein concerning the new Stock constitute only an outline and do not purport to be complete descriptions thereof. They are qualified in their entirety by reference to the Charter and amendments thereto for complete statements and for the definition of various terms. Copies of the instruments constituting the Charter are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and reference is made thereto for further information. The shares of preferred stock of all series issued or which may be issued under the Charter are herein referred to as "Preferred Stock."

  The new Stock constitutes a series of an authorized class of 2,200,000 shares of Preferred Stock of such par value per share (up to $100 per share) as shall be fixed by resolution duly adopted at a meeting of the stockholders of the Company prior to the issue and sale thereof. At December 31, 1993, there were outstanding 1,400,000 shares of such class with a par value of $25 per share. The Company's Charter also authorizes 125,000 shares of Preferred Stock of the par value of $100 per share, of which no shares were outstanding at December 31, 1993. All such Preferred Stock ranks on a parity with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company.

  The new Stock will be transferable at the office of Southern Company Services, Inc., 64 Perimeter Center East, Atlanta, Georgia 30346. Southern Company Services, Inc. will also act as registrar for the new Stock.

  Any proposed listing of the new Stock on a securities exchange will be described in the Prospectus Supplement.

  Dividend Rights: The holders of the Preferred Stock of each class are entitled to receive, when and as declared by the Board of Directors, dividends at the rate per annum determined for the respective class, before any dividends may be declared or paid on the shares of any Junior Stock (as defined in the Charter). The Prospectus Supplement will set forth the dividend rate provisions of the new Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement). Dividends payable on the new Stock will be cumulative from the date of original issue.

  Restrictions on Junior Stock Dividends: The Company's Charter limits cash dividends on Junior Stock to 50% of net income available for such stock during a prior period of 12 months if the ratio of junior stock equity to total capitalization, including surplus, adjusted to reflect the payment of the proposed dividend, is below 20%, and to 75% of such net income if such ratio is 20% or more but less than 25%.

  The Charter of the Company also provides that the Company shall not declare or pay any dividends on any shares of Junior Stock, other than dividends payable in shares of Junior Stock, or make any other distribution on any shares of Junior Stock or make any expenditures for the purchase, redemption or other retirement for a consideration of shares of Junior Stock (other than in exchange for or from the proceeds of the sale of other Junior Stock and other than Junior Stock required to be redeemed or retired for any sinking or purchase fund for any class of Junior Stock), except from net income of the Company available for dividends on Junior Stock (as defined) accumulated subsequent to December 31, 1952, or if, after giving effect thereto, the aggregate capital of the Company applicable to all Junior Stock outstanding plus the earned surplus and capital surplus of the Company, plus premiums on capital stock of all classes, would be less than the aggregate amount payable upon involuntary liquidation, dissolution or winding up of the Company in respect of all shares of Preferred Stock then outstanding.

  See also "Description of New Bonds--Restrictions on Common Stock Dividends" herein.

  Redemption Provisions: The redemption provisions applicable to the new Stock will be described in the Prospectus Supplement.

  While dividends are in arrears or while any sinking fund default exists on a particular series, no Preferred Stock may be redeemed or purchased unless, in the case of redemptions, all of the outstanding Preferred Stock (or all Preferred Stock of such series as to which a sinking fund default exists) shall be redeemed or, in the case of purchases, an offer to purchase on a comparable basis shall be made to all holders of Preferred Stock (or all holders of Preferred Stock of such series as to which a sinking fund default exists).

  Voting Rights: Except as hereinafter set forth or when some mandatory provision of law shall be controlling, the holders of the new Stock will have no voting power.

  Holders of Preferred Stock are entitled to vote on certain matters relating to (1) authorization of stock, other than Preferred Stock, ranking prior to or on a parity with the Preferred Stock, or any security convertible into shares of stock of such kind; (2) change of the express terms of any series of Preferred Stock in a manner prejudicial to the holders; (3) issuance of additional shares of Preferred Stock unless, for any twelve-month period within the preceding fifteen months, net earnings applicable to the payment of dividends on the Preferred Stock and net earnings applicable to payment of interest charges on indebtedness shall have been, respectively, at least 2 1/2% times the dividend requirements upon the entire amount of Preferred Stock then to be outstanding, and at least 1 1/2% times the aggregate of such dividend requirements and interest charges for such period on the entire amount of indebtedness then to be outstanding; (4) issuance of additional Preferred Stock, unless the capital of the Company represented by its common stock together with its surplus shall in the aggregate be at least equal to the involuntary liquidation value of the Preferred Stock then to be outstanding;
(5) issuance, creation or assumption of securities representing unsecured indebtedness (other than to refund or renew outstanding unsecured indebtedness or to retire Preferred Stock) if the total of all unsecured securities would exceed 20% of the aggregate of the Company's outstanding secured indebtedness, capital and surplus, or if the total of all unsecured securities with maturities of less than ten years would exceed 10% of such aggregate; and (6) merger or consolidation with or into any corporation or sale or other disposition of all or substantially all of the Company's assets unless ordered or approved by the SEC under the Public Utility Holding Company Act of 1935, as amended. With respect to (1), (2), (3) and (4) above, the consent or affirmative vote of at least two-thirds of the outstanding Preferred Stock (or of the affected series in the case of a change prejudicial to less than all series) is required; and with respect to (5) and (6), the consent or affirmative vote of a majority of the outstanding Preferred Stock is required. However, no consent of the holders of any series of Preferred Stock as described in this paragraph shall be required if provision is made for the redemption of all shares of such series, or provision is made that the proposed action will not be effective unless provision is made for the purchase, redemption or other retirement of all shares of such series.

  If and when dividends on the Preferred Stock shall be in default in an amount equal to four full quarterly dividends, and until all dividends then in default shall have been paid, the holders of Preferred Stock, voting as a class, are entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors.

  If there are outstanding classes of Preferred Stock having different par values per share, the class having the highest par value will be entitled to one vote per share and each share of each class having a lower par value will be entitled to a fractional vote in the same proportion as its par value bears to the highest par value.

  Liquidation Rights: In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each class of Preferred Stock shall be entitled to receive, for each share thereof, the par value thereof, plus, in a voluntary liquidation, dissolution or winding up, an amount per share equal to the then current optional redemption premium, together in each case with accrued dividends, before any distribution of assets may be made to the holders of any Junior Stock.

  Sinking Fund: The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the Prospectus Supplement.

  Other Rights: The holders of the new Stock do not have any pre-emptive or conversion rights. The new Stock will not be subject to further calls or to assessment by the Company.

                           LEGAL OPINIONS AND EXPERTS

  Bouhan, Williams & Levy, Savannah, Georgia, general counsel for the Company, and Troutman Sanders, Atlanta, Georgia, counsel for the Company, will render opinions as to the legality of the new First Mortgage Bonds and the new Preferred Stock. Reid & Priest, New York, New York, will act as counsel for the underwriters or purchasers and will render an opinion to them as to the legality of the new First Mortgage Bonds and the new Preferred Stock. Reid & Priest will rely on the opinions of Bouhan, Williams & Levy and Troutman Sanders as to matters of Georgia law.

  The financial statements filed with the Company's Current Report on Form 8-K dated February 16, 1994, incorporated by reference in this Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  Bouhan, Williams & Levy have reviewed the statements as to matters of law and legal conclusions relating to the Company under "Item 1 -- Business --
 Competition", "Item 1 -- Business -- Regulation" and relating to titles of property of the Company under "Item 2 -- Properties -- Titles to Property" in the Company's Annual Report on Form 10-K for the year ended December 31, 1992, incorporated by reference in this Prospectus, and such statements are incorporated herein in reliance upon their authority as experts. George W. Williams, a Director Emeritus of the Company, is of counsel to the firm of Bouhan, Williams & Levy, and he and other members of such firm own an aggregate of 19,084 shares of common stock of The Southern Company.

                              PLAN OF DISTRIBUTION

  The Company may sell the new First Mortgage Bonds and the new Preferred Stock in one or more transactions. Purchasers of the new First Mortgage Bonds and the new Preferred Stock from the Company may include underwriters, dealers or purchasers acting for themselves. A Prospectus Supplement will set forth the purchase price of the new First Mortgage Bonds and the new Preferred Stock with respect to which an agreement of sale has been entered into by the Company, the proceeds to the Company from such sale, and the terms of any re-offering, including the names of any underwriters, any underwriting discounts and other items consisting of underwriters' compensation, any fixed public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any fixed public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are involved in the sale, new First Mortgage Bonds or new Preferred Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase new First Mortgage Bonds or new Preferred Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such new First Mortgage Bonds or new Preferred Stock if any are purchased.

  New First Mortgage Bonds and new Preferred Stock may be sold directly by the Company or through agents designated by the Company from time to time. A Prospectus Supplement will set forth the name of any agent involved in any such offer or sale, as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  The Prospectus Supplement will set forth the name or names and terms of appointment of any remarketing agent or agents or any auction agent or agents which may be appointed by the Company in connection with any remarketing procedures or auction procedures, as the case may be, that may be applicable as described in the Prospectus Supplement.

  The Company may agree to indemnify underwriters and purchasers of the new First Mortgage Bonds and the new Preferred Stock, and any agents designated by the Company as aforesaid, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

  Underwriters or purchasers of the new Preferred Stock may include one or more of the following: Robert W. Baird & Co. Incorporated; Bear, Stearns & Co. Inc.; J.C. Bradford & Co.; Alex. Brown & Sons Incorporated; Chase Securities Inc.; Chemical Securities, Inc.; Citicorp Securities Inc.; Dain Bosworth Incorporated; Daiwa Securities America Inc.; Dillon, Read & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; A.G. Edwards & Sons, Inc.; CS First Boston Corporation; Goldman, Sachs & Co.; Interstate/Johnson Lane Corporation; Raymond James and Associates, Inc.; Edward D. Jones & Co.; Kemper Securities Group, Inc.; Kidder, Peabody & Co. Incorporated; W.R. Lazard; Legg Mason Wood Walker Incorporated; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Keegan & Company, Inc.; J.P. Morgan Securities Inc.; Morgan Stanley & Co. Incorporated; Nomura Securities International, Inc.; PaineWebber Incorporated; Prudential Securities Incorporated; Pryor, McClendon, Counts & Co., Inc.; Rauscher Pierce Refsnes, Inc.; The Robinson-Humphrey Company, Inc.; L.F. Rothschild and Co. Incorporated; Salomon Brothers Inc; Smith Barney Shearson Inc.; Swiss Bank Corporation International Securities Inc.; Thomson McKinnon Securities Inc.; Tucker Anthony Incorporated; UBS Securities Inc.; Wertheim Schroder & Co. Incorporated; and Dean Witter Reynolds Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses of issuance and distribution to be borne by the Company are as follows:

                                      FIRST MORTGAGE BONDS     PREFERRED STOCK
                                      ---------------------- -------------------
                                                    EACH                 EACH
                                       INITIAL   ADDITIONAL  INITIAL  ADDITIONAL
                                        SALE        SALE       SALE      SALE
                                      ---------- ----------- -------- ----------
   *Filing fees -- Securities and
    Exchange
    Commission -- Registration
    statement.......................  $   20,690  $      --  $    --   $    --
   Charges of Trustee (including
    counsel)........................      15,000      15,000      --        --
   Charges of transfer agent and
    registrar.......................         --          --     5,000     5,000
   Cost of definitive bond and stock
    certificates....................       5,000       5,000    5,000     5,000
   *Listing fee of New York Stock
    Exchange........................         --          --       --        --
   Printing and preparation of reg-
    istration
    statement, prospectus, etc. ....      30,000      18,000   20,000    15,000
   Rating fees --
     Moody's Investors Service,
      Inc. .........................      15,000      15,000   15,000    15,000
     Standard & Poor's Corporation..       7,500       7,500    7,500     7,500
   Services of Southern Company
    Services, Inc. .................      20,000      10,000   20,000    10,000
   Fees of counsel --
     Bouhan, Williams & Levy........      32,500      17,500   32,500    17,500
     Troutman Sanders...............      25,000      15,000   25,000    15,000
   Fees of accountants --
     Arthur Andersen & Co. .........      27,000      20,000   27,000    20,000
   Miscellaneous, including tele-
    phone charges
    and traveling expenses..........       2,310       2,000    3,000     2,000
                                      ----------  ---------- --------  --------
       Total........................  $  200,000  $  125,000 $160,000  $112,000
                                      ==========  ========== ========  ========

- --------
* The Prospectus Supplement will reflect actual filing fees and listing fees (if any) based upon the amount of the related offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 46-8-51 of Title 46 of the Official Code of Georgia Annotated gives a corporation chartered under that Title power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, such indemnification to be made against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding, provided that he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed civil action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, such indemnification to be made against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action, provided that he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation; provided, further, that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Also, the Section states that, to the extent that a director, officer, employee, or agent of such corporation has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

  Article XXXI of the By-laws of the Company provides in pertinent part as follows:

    Each person who is or was a director or officer of the Corporation or is or was an employee of the Corporation holding one or more positions of management through and inclusive of department managers (but not positions below the level of department managers) (such positions being hereinafter referred to as "Management Positions") and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was an employee of the Corporation holding one or more Management Positions, or is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation as a matter of right against any and all expenses (including attorneys' fees) actually and reasonably incurred by him and against any and all claims, judgments, fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Article shall inure to the benefit of the heirs, executors and administrators of such persons.

    Expenses (including attorneys' fees) incurred by a director or officer of the Corporation or employee of the Corporation holding one or more Management Positions with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such claim, action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation under this Article or otherwise; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Corporation.

    The Corporation may purchase and maintain insurance at the expense of the Corporation on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director (or the equivalent), officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense (including attorneys' fees) asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability or expense under this Article or otherwise.

    Without limiting the generality of the foregoing provisions, no present or future director or officer of the Corporation, or his heirs, executors, or administrators, shall be liable for any act, omission, step, or conduct taken or had in good faith, which is required, authorized, or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the

  Federal Power Act, or any federal or state statute or municipal ordinance regulating the Company or its parent by reason of their being holding or investment companies, public utility companies, public utility holding companies, or subsidiaries of public utility holding companies. In any action, suit, or proceeding based on any act, omission, step, or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense on the grounds of not being applicable to the particular class of plaintiff, each such director and officer, and his heirs, executors, and administrators, shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or imposed on him, in connection with, or arising out of, any such action, suit, or proceeding based on any act, omission, step, or conduct taken or had in good faith as in this paragraph described. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs, and attorneys' fees.

    The foregoing rights shall not be exclusive of any other rights to which any such director or officer or employee may otherwise be entitled and shall be available whether or not the director or officer or employee continues to be a director or officer or employee at the time of incurring any such expenses and liabilities.

  The Company has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

ITEM 16. EXHIBITS.

  EXHIBIT
  NUMBER
  -------
 *1        --Underwriting Agreement.
  4(a)-(1) --Indenture of Mortgage dated as of March 1, 1945, between the
             Company and NationsBank of Georgia, National Association, as
             Trustee, and indentures supplemental thereto through July 1, 1993.
             (Designated in Registration Nos. 33-25183 as Exhibit 4(a)-(1), 33-
             41496 as Exhibit 4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in Form
             10-K for the year ended December 31, 1991, File No. 1-5072, as
             Exhibit 4(b), in Form 8-K dated July 8, 1992, File No. 1-5072, as
             Exhibit 4(a)-3, in Registration No. 33-50587 as Exhibit 4(a)-(2)
             and in Form 8-K dated July 22, 1993, File No. 1-5072, as Exhibit
             4.)
 *4(a)-(2) --New Supplemental Indenture between the Company and NationsBank of
             Georgia, National Association, as Trustee.
  4(b)-(1) --Charter of the Company and amendments thereto through November 10,
             1993. (Designated in Registration Nos. 33-25183 as Exhibit 4(b)-
             (1), 33-45757 as Exhibit 4(b)-(2) and in Form 8-K dated November 9,
             1993, File No. 1-5072, as Exhibit 4(b).)
 *4(b)-(2) --Petition of the Company for amendment to its Charter relating to the new Stock.
 *4(b)-(3) --Amendment to Charter of the Company relating to the new Stock.
  5        --Opinion of Bouhan, Williams & Levy.
 12(a)     --Computation of ratio of earnings to fixed charges.
 12(b)     --Computation of ratio of earnings to fixed charges plus preferred stock dividend requirements.
 23(a)     --The consent of Bouhan, Williams & Levy is contained in Exhibit 5 to this registration statement.
 23(b)     --Consent of Arthur Andersen & Co.
 24        --Powers of Attorney and resolution.
 25        --Statement on Form T-1 of NationsBank of Georgia, National
             Association, as Trustee.

  Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.
- --------
* To be subsequently filed or incorporated by reference.

ITEM 17. UNDERTAKINGS.

  (a) Undertaking related to Rule 415 offering:

    The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Undertaking related to acceleration of effectiveness:

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON THE 4TH DAY OF MARCH, 1994.

                                          SAVANNAH ELECTRIC AND POWER COMPANY


                                          By     Arthur M. Gignilliat, Jr.
                                             -----------------------------------
                                                         President


                                          By           Wayne Boston
                                             -----------------------------------
                                             (WAYNE BOSTON, ATTORNEY-IN-FACT)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

      Arthur M. Gignilliat, Jr.         President and Director
                                         (Principal Executive
                                         Officer)

           Kirby R. Willis              Vice President,
                                         Treasurer and Chief
                                         Financial Officer
                                         (Principal Financial
                                         and Accounting
                                         Officer)

           Helen Q. Artley

          Paul J. DeNicola

           Brian R. Foster

           Walter D. Gnann              Directors

          John M. McIntosh

        Robert B. Miller, III

           James M. Piette

         Arnold M. Tenenbaum

     Frederick F. Williams, Jr.


By          Wayne Boston                                        March 4, 1994
  -----------------------------------
  (WAYNE BOSTON, ATTORNEY-IN-FACT)

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